Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

INTEGRAL SYSTEMS, INC.

of

Up to 1,850,000 Shares of Its Common Stock

At a Purchase Price of $27.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 11, 2007, UNLESS THE OFFER IS EXTENDED.

August 14, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 14, 2007 (the “Offer to Purchase”) and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Integral Systems, Inc., a Maryland corporation (“Integral Systems”), to purchase for cash up to 1,850,000 shares of its common stock, par value $.01 per share (the “Common Stock”), at a purchase price of $27.00, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified in its entirety by the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Shares properly tendered prior to the expiration date and not properly withdrawn will be purchased in the Offer at the price of $27.00, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making such payment. Integral Systems reserves the right, in its sole discretion, to purchase more than 1,850,000 shares in the Offer, and/or to amend the purchase price, subject to applicable law.

Integral Systems reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 1,850,000 shares, or such greater number of shares as Integral Systems may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the expiration date, Integral Systems will accept the shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); (ii) from all other stockholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Integral Systems to purchase the total number of shares desired to be purchased in the Offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, Integral Systems may not purchase all of the shares that you tender. Shares not purchased because of proration provisions will be returned to the tendering stockholders at Integral Systems’ expense promptly after expiration of the Offer. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

Integral Systems’ directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, none of the Company’s directors and executive officers, other than Stuart Daughtridge, Peter Gaffney, James Schuetzle and Elaine Brown, have indicated that they intend to tender shares beneficially owned by them into the Offer. In addition, Integral Systems’ director William F. Harley III also serves as President and Chief Investment Officer of Fursa Alternative Strategies, LLC which is the beneficial owner of 1,330,000 shares of Common Stock. Mr. Harley has advised the Company that he does not beneficially own these shares, but Fursa Alternative Strategies, LLC has advised the Company that it intends to tender shares owned by Fursa Alternative Strategies, LLC into the Offer. See Section 11 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your shares at a purchase price of $27.00 per share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on whether or not to tender and the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, September 11, 2007, unless Integral Systems extends the Offer.

4.	The Offer is for up to 1,850,000 shares (representing approximately 16.4% of the shares outstanding as of August 13, 2007).

5.	Tendering stockholders who are tendering shares held in their name or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Integral Systems or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Integral Systems’ purchase of shares under the Offer.

6.	If you are an odd lot holder and you instruct us to tender on your behalf all such shares before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, Integral Systems will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

7.	If you wish to condition your tender upon the purchase of all shares tendered or upon Integral Systems’ purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Integral Systems’ purchase of shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition, complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE OFFER. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 11, 2007, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of Common Stock of Integral Systems. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Common Stock of Integral Systems residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 14, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Integral Systems to purchase for cash of up to 1,850,000 shares of its Common Stock at a purchase price of $27.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Integral Systems the number of shares indicated below or, if no number is specified, all shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned:              Shares.

ODD LOTS

(See Instruction 14 to the Letter of Transmittal)

To be completed ONLY if shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth in the Signature box below, as of the expiration date, an aggregate of fewer than 100 shares.

The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares beneficially owned by each such person.

CONDITIONAL TENDER

(See Instruction 13 to the Letter of Transmittal)

A stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to the Letter of Transmittal must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of shares indicated below is purchased by Integral Systems pursuant to the terms of the Offer, none of the shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and Integral Systems urges stockholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares designated will not be purchased, Integral Systems may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Integral Systems’ Board of Directors has approved the Offer. However, neither Integral Systems nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares. Neither Integral Systems nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions about whether to tender shares and, if so, how many shares to tender.

SIGNATURE

Signature(s):

Name(s):
(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

(INCLUDING ZIP CODE)

Phone Number (including Area Code):

Date: